Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
Sacramento, CA 95815	(916) 646-2020
INVESTOR RELATIONS Jody Cain Lippert/Heilshorn & Associates (310) 691-7100

Ophthalmic Imaging Systems to Present at OneMedForum San Francisco 2011 Conference

SACRAMENTO, Calif., January 4, 2011 – Ophthalmic Imaging Systems (OIS) (OTC/BB: OISI), a leading ophthalmic digital imaging and informatics company, today announced that management will present at the 4th annual OneMedForum San Francisco 2011 conference on Tuesday, January 11, 2011, at 9:00 a.m. Pacific time. The conference is being held at the Sir Francis Drake Hotel.

“We will be discussing our progress at OneMedForum, which attracts investors who are specifically interested in companies like OIS,” said Chief Executive Officer Gil Allon. “Among our many recent achievements, our OIS and Abraxas Medical Solutions’ EMR both received important certifications, which we believe validates our technology and supports our physician customers’ efforts to receive Federal stimulus dollars. In less than a year since launching our innovative, portable OIS EyeScan™, we have introduced seven different imaging modules. Most recently, we began marketing a non-mydriatic imaging module that enables a physician to capture retinal images without the need to dilate a patient’s eye, improving patient comfort and physician efficiency.”

More information about the OneMedForum San Francisco 2011 conference is available at http://www.onemedplace.com/forum.

About Ophthalmic Imaging Systems
Ophthalmic Imaging Systems (www.oisi.com) is the leading provider of ophthalmic digital imaging and informatics systems. The Company designs, develops, manufactures and markets digital imaging systems, image management and integrated EMR and PM solutions for the eye care market. With more than 25 years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technologies. Through its wholly owned subsidiary Abraxas Medical Solutions, Inc., the Company provides EMR and PM software to OB/GYN and orthopedic physicians. The Company markets and supports its products through an extensive network of dealers, distributors and direct representatives.

Statements in this press release that are not historical data are forward-looking statements that involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

OIS	www.oisi.com
221 Lathrop Way, Suite 1	main 800.338.8436
Scaramento, CA 95815	fax 916.646.0207
USA